Exhibit 10.29

Smith Executive Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of March, 2012 (the “Effective Date”), by and between Smith Electric Vehicles Corp. (the “Company”) and Daniel Bunting, an individual (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company is in the business manufacturing and distributing electric delivery vehicles; and

WHEREAS, the Company and Employee desire to enter into this Agreement to establish certain terms of Employee’s employment with the Company.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment, Duties and Term.

(a)           Company hereby employs Employee as the Vice President of Sales, and Employee hereby accepts such employment with Company on the terms and conditions set forth in this Agreement.  In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities as are assigned to him from time to time by the Board of Directors of Company (the “Board”) the CEO of the Company, or other designated personnel of the Company.  During the term of his employment with Company, Employee shall devote his full working time and best efforts to the performance of his duties under this Agreement for and on behalf of Company, and shall not work for anyone else without the express written consent of Company or engage in any activity in competition with or detrimental to Company or any affiliate of Company.  Employee shall follow in all material respects all rules, policies and programs adopted from time to time by the Company and applicable to Employee.

(b)           This Agreement shall commence on the Effective Date and end when it is terminated in accordance with Paragraph 3 of this Agreement (the “Termination Date”).  The period from the Effective Date to the Termination Date shall be referred to in this Agreement as the “Term.”

(c)           Employee’s services shall be performed in part from a home-based office, which is presently in Cottage Grove, MN, but it is expected that the Employee will work from the Company corporate headquarters on a frequent basis.

2.             Compensation.

(a)           Base Compensation.  In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, Company will pay Employee during the Term of this Agreement a base salary of $225,000.00 per year (the “Base Compensation”).  The Base Compensation shall be payable in accordance with Company’s regular payroll practices.  Company will withhold from all compensation payable to Employee all applicable federal, state, and local withholding taxes.

(b)           Bonus.  Subject to the terms and conditions hereof and based on Employee’s performance during a fiscal year, during the Term, Employee shall be eligible to earn an annual performance bonus of up to an amount determined by the Company’s President and Chief Executive Officer and/or the Board (or a Board committee), as applicable (the “Performance Bonus”).  Eligibility for consideration for a Performance Bonus and the criteria applicable to Employee’s Performance Bonus opportunity for any given fiscal year (including the fiscal year in which the Effective Date occurs) shall be determined by the Board (or a committee thereof) not later than the end of the first quarter of the relevant performance year (except to the extent Employee’s employment commences after the first quarter of such year).  Payment of any Performance Bonus shall be made based on the Company’s President and Chief Executive Officer’s and/or Board’s (or a Board committee’s), as applicable, determination regarding Employee’s satisfaction of the criteria applicable to such Performance Bonus opportunity.  Any payment in respect of a Performance Bonus shall be subject tax and other standard payroll withholdings and shall be paid within thirty (30) days following the final determination of the amount of the Performance Bonus to be paid.

(c)           Equity Interests.  Employee will be issued an option to purchase 100,000 shares of the Company’s common stock pursuant to (and which shall be subject to) the terms and conditions of the applicable Company equity compensation plan and an award agreement to be entered into by Employee and the Company.  Employee shall be eligible to participate in the equity incentive programs offered by the Company as permitted by law and the applicable program documents.  In the event Employee is entitled to participate in such programs, Employee shall comply with the applicable program documents and all laws and regulations governing said programs, and agrees to execute any instruments or documents and take all other actions reasonably requested by the Company in order to affect the issuance and, as applicable, repurchase or cancellation, of securities issued to Employee thereunder.

(d)           Vacation.  Employee will be entitled to 30 days vacation per year; provided, however, except as otherwise provided by applicable law: (1) the Company shall not pay Employee any additional compensation for any vacation time which is not used prior to the end of a calendar year or any earlier termination of employment, and (2) any vacation time which is not used prior to the end of a calendar year may not be used in any subsequent year.  If during the Term, Employee is employed by the Company for only part of a calendar year, Employee shall be entitled to a pro rata number of vacation days during such partial calendar year.

(e)           Benefits.  During the Term, Employee shall be entitled to participate in any employee benefit plans (including retirement, insurance, fringe benefit and other executive benefit plans) generally provided by the Company to full-time employees of the Company, but only to the extent provided in such employee benefit plans and subject to eligibility requirements of such plans, and for so long as Company provides or offers such benefit plans.  Company reserves the right to modify, amend, or terminate such benefit plans at any time without prior notice.  Company will pay 100%, of the cost of employee family health insurance coverage, AD&D, executive level Short and Long Term Disability and term life insurance (up to one (1) times Base Compensation or up to a maximum of $500,000.00, whichever is greater); provided, however, that, if the Company determines that its payment of 100% of the cost of any such coverage might cause the applicable plan to provide an impermissibly discriminatory benefit, then, in lieu of paying 100% of the cost of such coverage, the Company will pay the maximum amount that it can pay for the coverage without causing the impermissible discrimination and pay the Executive a cash payment equal to the sum of (1) the difference between the amount that the Company pays for coverage and the actual cost of such coverage and (2) the amount of income and employment taxes that it reasonably anticipates the Executive will owe on the amount paid under this sentence. The Company will provide Employee a vehicle allowance of $750.00 per month.  The Company will pay for (or reimburse Employee the costs of) Employee’s memberships in social or business clubs, professional associations, and continuing education costs required to maintain professional certifications, to the extent deemed appropriate by the Company’s President and Chief Executive Officer.  The Employee will be responsible for all income taxes levied against Employee as a result of the Company’s provision of any benefits to Employee.

(f)            Expense Reimbursement.  During the Term, Employee shall be entitled to be reimbursed in accordance with Company policies, as adopted from time to time, for all reasonable, ordinary, and necessary expenses incurred by Employee in connection with the performance of Employee’s duties of employment hereunder, including, but not limited to travel, entertainment, professional dues, professional associations, professional education, and subscriptions.  If necessary to avoid adverse tax consequences for Employee, these reimbursements shall be made in a fashion that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

3.             Termination.

(a)           Termination Events.  This Agreement and Employee’s employment with the Company may be terminated as follows:

(i)            by the Company, immediately and without advance notice, for Cause;

(ii)           by the Company, immediately and without advance notice, upon the death or Disability of Employee;

(iii)          by the Company, upon ninety (90) days prior written notice to Employee, without Cause;

(iv)          by Employee, immediately and without advance notice, for Good Reason; or

(v)           by Employee, upon thirty (30) days prior written notice to the Company without Good Reason; or

(vi)          by Employee, immediately and without advance notice, following a Change in Control.

(b)           Termination Benefits.

(i)            Subject to Paragraph 3(c) below, within sixty (60) days of termination of this Agreement, the Company will pay to Employee a lump sum payment equal to the sum of:

(A)          all accrued but unpaid benefits, reimbursements and Base Compensation owed to Employee as of the date of termination; and

(B)           if this Agreement is terminated under clause (ii), (iii), (iv) or (vi) of Paragraph 3(a) above, (x) the amount of Employee’s then current Base Compensation and (y) the cost associated with COBRA coverage for Employee and his dependants for a period of twelve (12) months from the date of termination; provided, however, that the Company may substitute a cash payment as described in Paragraph 2(e) for the cost of COBRA coverage to the extent required to prevent impermissible discrimination under the applicable medical plan, and (z) the amount of any Performance Bonus that has been earned in a prior year but remains unpaid as of the date of termination.

(ii)           If this Agreement is terminated under clause (ii), (iii), (iv) or (vi) of Paragraph 3(a), subject to Paragraph 3(c) below, Employee shall be entitled to a pro rated portion of the Performance Bonus, if any, Employee would have received for the fiscal year in which this Agreement is terminated had Employee remained employed with the Company.  Such payment, if any, shall be paid as and when Performance Bonuses are paid by the Company for such fiscal year.

(iii)          Notwithstanding the foregoing, no payments under clause (i)(B) or (ii) of this Paragraph 3(b) shall be payable in connection with a termination of this Agreement as a result of Employee’s Disability unless such Disability also satisfies the definition of “disability” under Section 409A.

(iv)          If this Agreement is terminated for any reason, the Company shall continue to provide D&O tail insurance coverage to the Employee for the proscribed period provided in the D&O insurance policy in force as of the date of such Agreement termination.

(c)           Release.  All payments and benefits provided to Employee under Paragraph 3(b) (other than the payments and benefits provided under Paragraph 3(b)(i)(A)) above are conditioned on Employee executing and not revoking a release of claims against the Company, in substantially the form set forth as Exhibit A hereto, and otherwise in form and substance satisfactory to the Company, which release must be executed, not be revoked and have become irrevocable within sixty (60) days of Employee’s termination or resignation.  All payments and benefits provided under Paragraph 3(b) (other than the payments and benefits provided under Paragraph 3(b)(i)(A)) above shall be forfeited if the Employee does not timely execute (or subsequently revokes) the release.

(d)           Certain Defined Terms.       For purposes of this Agreement, the following capitalized terms shall have the meaning set forth below:

(i)            “Cause” means the good faith and reasonable determination of the Board that the Employee has

(A)          been grossly negligent or engaged in willful misconduct, fraud, embezzlement, acts of dishonesty or a conflict of interest (to the extent such conflict of interest materially harms of the Company), in each case, relating to the affairs of the Company; provided, that “Cause” shall not be deemed to exist under this clause (A) unless Employee has been given written notice specifying the act or omission constituting Cause and Employee has failed to cure such act or omission within thirty (30) days after receiving such notice; provided further, that such notice and cure right shall not be required to be given if the act or omission giving rise to the determination that Cause exists is not, in the reasonable determination of the Board, susceptible of cure;

(B)           been convicted of or pleaded nolo contendere to any felony crime; or

(C)           engaged in a willful violation of any federal or state securities laws.

“Change in Control” shall be deemed to have occurred upon any of the following events:

(A) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director after the Effective Date and whose appointment, election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; or

(B) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or any successors thereto is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) or any successor thereto, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

(C) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board of Directors of the Company); or

(D) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(ii)           “Disability” has the meaning set forth in the Company’s long-term disability plan as in effect as of the date on which a “Disability” is claimed hereunder.

(iii)          “Good Reason” means:

(A)          a material diminution in Employee’s title or responsibilities not otherwise agreed to in writing by Employee;

(B)           a material reduction in Employee’s Base Compensation not otherwise agreed to in writing by Employee;

(C)           a move of the Company’s corporate office of more than 100 miles from its location on the Effective Date, or a move of more than 100 miles of any Company facility at which the Employee is regularly required to provide substantial services;

(D)          the Company’s failure to satisfy any payment obligation under this Agreement; or

(E)           a material breach by the Company of this Agreement (other than an failure to satisfy any payment obligation).

A termination for Good Reason hereunder shall not be effective until Employee has first given the Company written notice specifying such act or omission giving rise to the alleged Good Reason event and the Company has failed to cure such act or omission within thirty (30) days after receiving such notice. Employee shall provide the Company with such written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Employee.

4.             Confidential Relationship and Confidential Information.

(a)           Confidential Information.  Employee acknowledges that, during the course of his/her employment, he will have access to information relating to the Company’s business that provides the Company with a competitive advantage, that is not generally known by persons not employed by or providing services for the Company and that could not easily be determined or learned by someone outside the Company (“Confidential Information”).  Such Confidential Information includes both written information and information not reduced to writing and includes, without limitation:  (i) the identity of the Company’s customers, suppliers and other business partners and prospective customers, suppliers and other business partners, including names, addresses and phone numbers, the characteristics, preferences and investment strategies of those parties, the types of services provided to and ordered by those third parties; (ii) the Company’s internal corporate policies related to those services, price lists, fee arrangements and terms of dealings with such third parties; (iii) the identity of the Company’s sources in the field and off-site consultants and the terms and conditions on which the Company transacts business with those sources and consultants; (iv) financial and sales information, including the Company’s financial condition and performance and the compensation paid to other employees of the Company; (v) information relating to inventions, discoveries and formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans of the Company and (vi) all Company Intellectual Property (as hereinafter defined).  Employee acknowledges that the Company has gathered such information at great cost and over time and that such information is not generally known and cannot easily be obtained from publicly available sources.

(b)           Notwithstanding the foregoing, the term “Confidential Information” shall not include, and Employee shall not have any obligations under this Paragraph 4 with respect to, any information which (i) is or becomes publicly known through no unlawful or other wrongful act or omission by Employee or any other person or entity; (ii) becomes known to Employee from a third party having the legal right to make an unrestricted disclosure without a breach of any obligation of confidentiality to the Company by Employee or such third party; (iii) is voluntarily disclosed to the public or competitors of the Company by the Company (except where such public disclosure has been made by Employee or another without authorization); or (iv) has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c)           Restriction on Use and Disclosure of Confidential Information.  Employee shall, both during and after his employment by Company, hold all Confidential Information in a fiduciary capacity.  Employee shall not directly or indirectly use or disclose such Confidential Information except as is (i) necessary for the good faith performance of his services for Company, (ii) reasonably necessary, in the opinion of counsel to the Company (or, in respect of claims by the Company against Employee, counsel to Employee), to respond to or defend any claim(s) against Employee or the Company or (iii) required to be disclosed by court order, governmental action, legal process or by applicable law; provided, however, that if disclosure is required under this clause (iii), Employee shall first give written notice thereof to the Company and shall fully cooperate (at the Company’s cost and expense) in the Company’s attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority.

(d)           Ownership of Confidential Information.  Employee acknowledges that any documents received or created by him during the course of his employment with the Company that contains or pertains to Confidential Information are and will remain the sole property of the Company.  Such documents include, without limitation, files, memoranda, correspondence, reports, client records, contact lists and compilations of information, however such information may be recorded and whether on hard copy or on a computer disk, magnetic disk,  CD-ROM, flash drive, or other electronic storage device.  Employee shall return all such documents (including all copies) promptly upon the termination of his employment and shall not, during and after his employment, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests, or as reasonably necessary, in the opinion of counsel to the Company (or, in respect of claims by the Company against Employee, counsel to Employee), to respond to or defend any claim(s) against Employee or the Company.

5.             Restrictive Covenants.

(a)           Noncompetition; Non-solicitation.

(i)            Employee acknowledges that the Company is engaged in a highly competitive business on a world-wide scale and that, by virtue of the position in which Employee is employed, his engaging in or working for or with any business which is directly competitive with the Company would cause the Company great and irreparable harm.  Employee also acknowledges that, by virtue of his employment, he has gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s customers, suppliers and other business partners, among other Confidential Information, and that Employee would inevitably have to draw on such Confidential Information if he were to solicit or service the Company’s customers, suppliers and other business partners on behalf of a competing business enterprise.

(ii)           Employee agrees that “Restricted Business” at any date means the goods, products, and/or services of the type provided, marketed, sold, produced and/or developed by the Company during the twelve (12) month period ending on that date for or concerning commercial all electric vehicles.  The “Territory” for the purposes of this Paragraph 5 shall be anywhere in (x) the World, (y) North America and (z) the United States.  The parties acknowledge that the geographical limitations contained in (x), (y) and (z) are separate covenants and are reasonable based on the world-wide nature of the Company’s business.

(iii)                               Accordingly, Employee agrees that during Employee’s employment with Company, whether or not under this Agreement, and thereafter for a period of twelve (12) months (the “Noncompetition Period”) he will not within the Territory:

(A)                              directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of or be employed by, associated with or in any manner connected with any entity or organization engaged in Restricted Business;

(B)                                directly or indirectly approach, advise, solicit or deal with, in competition with the Company, any entity or organization engaged in Restricted Business;

(C)                                directly or indirectly, for the purpose of competing with the Company:

(1)           induce or procure or attempt to induce or procure any person who is on, or was during the twelve (12) months preceding, the date of the termination of Employee’s employment with the Company, an officer or key employee of, consultant for or other person under contract to provide services to the Company, to leave his/her employment or service with the Company (whether or not that person would commit any breach of his or her employment or appointment by reason of leaving the service of the Company);

(2)           accept into employment or otherwise engage or use the services of any person who is on, or was during the twelve (12) months preceding, the date of the termination of Employee’s employment with the Company, an officer or key employee of, consultant for or other person under contract to provide services to the Company; or

(3)           induce or procure or attempt to induce or procure any person or entity who is on, or was during the twelve (12) months preceding, the date of the termination of Employee’s employment with the Company, a customer of Company to purchase commercial all electric, hybrid, or alternative fuel trucks from a person or entity other than the Company;

(D)          provide technical, commercial or professional advice to any business or concern engaged in Restricted Business;

(E)           interfere or seek to interfere with the supply of any components, materials, goods or services to the Company (or with the terms of any such supply); or

(F)           disparage the Company, its directors, officers, employees, the Company brand or its products and services.

(b)                                 Intellectual Property.

(i)            Employee shall disclose promptly to the Company all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (which, together with all intellectual property rights that might be available therein including, without limitation, patents, copyrights and trade secrets, shall hereinafter be referred to as “Intellectual Property”), whether or not patentable, which Employee may conceive or make, alone or with others, in connection with his employment with the Company from and after the date of this Agreement, whether or not during working hours, and which: (A) relate specifically to the business of the Company; (B) are based on or derived from Employee’s knowledge of the actual or planned business activities of the Company; or (C) are developed using existing Intellectual Property belonging to the Company.

(ii)           Employee shall assign, and does hereby assign, to the Company (and to bind his heirs, executors and administrators, to assign to the Company) all Intellectual Property covered by Paragraph 5(b)(i) hereof (collectively, “Company Intellectual Property”).

(iii)          Without further compensation but at the Company’s expense, Employee agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things reasonably requested of Employee by the Company to enable the Company to obtain, maintain and enforce its rights to such Company Intellectual Property.

(iv)          All of Employee’s work product during his/her employment hereunder and all parts thereof shall be “work made for hire” for the Company within the meaning of the United States Copyright Act of 1976, as amended from time to time, and for all other purposes, and Employee hereby quitclaims and assigns to the Company any and all other rights he may have or acquire therein.  Accordingly, all right, title and interest in any and all materials, or other property, including, without limitation, trademarks, service marks and related rights, whether or not copyrightable, created, developed, adapted, formulated or improved by Employee (whether alone or in conjunction with any other person or employee), constituting Company Intellectual Property shall be owned exclusively by the Company.  Employee will not have or claim to have under this

Agreement, or otherwise, any right title or interest of any kind or nature whatsoever in any Company Intellectual Property.

6.                                       Release.  Employee acknowledges that the Company may use the image, likeness, voice, or other characteristics of Employee in the services, materials, computer programs, marketing and advertising and other deliverables created or used or distributed by or on behalf of the Company in the course of its business.  Employee hereby consents to the use of such characteristics of Employee by the Company and releases the Company, its directors, officers, employees, agents, contractors, licensees and assigns from any claims which Employee has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

7.                                       Enforcement.  Employee acknowledges that the restrictions contained in Paragraphs 4 and 5 are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company and that the Company will suffer irreparable harm in the event of an actual or threatened breach of any such provision by Employee.  Employee therefore consents to the entry of a restraining order, preliminary injunction, or other court order to enforce such provisions and expressly waives any security that might otherwise be required in connection with such relief.  Employee also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages which the Company might elect to assert.  Employee agrees that the terms of Paragraphs 4 and 5 are in addition to, and not in limitation of, any other restrictive covenants agreed to by Employee with respect to the Company.  For all purposes of Paragraphs 4 and 5, the term “Company” means the Company and each of its now existing or hereafter created or acquired or affiliated companies, subsidiaries and parent companies, and their respective successors and assigns.

8.                                       No Conflicting Obligations.  Employee represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

9.                                       Governing Law and Forum Selection.  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without respect to its principles of conflicts of laws that would refer resolution of any dispute arising under this Agreement to the substantive laws of another jurisdiction.  Employee and the Company hereby agree that the exclusive venue for any legal dispute related to this Agreement shall be in the state and federal courts sitting in Platte County, Missouri and the appellate courts having jurisdiction thereover.

10.                                 Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement, including, without limitation, any provision of Paragraph 4, 5 or 6 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

11.           Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee’s employment, or of this Agreement, shall so survive such termination.

12.           No Defense.  The existence of any claim, demand, action or cause of action of Employee against the Company, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Company of any covenant or agreement of Employee contained in Paragraphs 4 and 5 herein.

13.           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14.           Source of Payments.  All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

15.           Tax Withholding.  The Company may withhold from any benefits payable under this Agreement (including with respect to the Performance Bonus whether in cash or in stock shares) all federal, state, city or other taxes as the Company shall reasonably determine are required pursuant to any law or governmental regulation or ruling.

16.           Notices.  Any notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, (b) three (3) business days after being mailed, certified mail, return receipt requested, (c) one (1) business day after being sent by a nationally recognized overnight delivery service, or (d) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such fax or other electronic transmission, to the parties as set forth below or at such other address as may have been furnished by a party to the other party in accordance with the foregoing:

If to the Company, to:	Smith Electric Vehicles Corp.
Legal Department
12200 N.W. Ambassador Drive
Kansas City, Missouri 64163

If to Employee, to:	Daniel Bunting
*****
*****

17.           Assignment.  This Agreement is a personal contract requiring the provision of unique services by Employee, and Employee’s rights and obligations hereunder may not be sold, transferred, assigned, pledged, or hypothecated by Employee.  In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder.  The rights and obligations of Company hereunder will be binding upon and run in favor of the successors and assigns of Company.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.           Complete Understanding; Amendments; Waiver.  This Agreement and the documents referenced herein constitute the complete understanding between the parties with respect to the employment of Employee and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein, and all prior employment agreements between the Company and Employee with respect to the performance of any services by Employee are hereby terminated.  This Agreement shall not be altered, modified or amended (except as provided in Paragraph 10 hereof) or terminated except by a written instrument signed by each of the parties hereto.  No waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be effective or binding on any party unless it is in writing signed by the party charged with giving such waiver.  A waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived, and no waiver by any party hereto of a breach hereunder by the other party on any occasion shall constitute a waiver of the same breach on any subsequent occasion.  Except as expressly provided herein, no delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof and all remedies hereunder or by operation of law or equity shall be cumulative and not exclusive.

20.           Titles and Captions; Construction.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope, meaning or intent of any provision hereof.  When used in this Agreement, (a) words denoting the singular include the plural and vice versa, (b) his, her or its shall include all genders, (c) when calculating the period of time within or following which any act is to be done or notice given or other steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a “business day” in Kansas City, Missouri, then the period shall end on the next day which is a business day in Kansas City, Missouri, and (d) any reference to “herein,” “hereof,” “hereby,” “hereunder” or words of similar import shall mean and refer to this Agreement as a whole and not to any particular part hereof.

21.                                 Notification of New Employer.  In the event that Employee is no longer an employee of the Company, Employee consents to notification by the Company to Employee’s new employer or its agents regarding Employee’s rights and obligations under this Agreement.

22.                                 Compliance with Section 409A.

(a)           This Agreement is intended, and shall be interpreted, to ensure that the payments made by the Company are exempt from, or comply with, Section 409A.  If any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, such provision shall be deemed to be amended to the extent necessary to bring it into compliance with Section 409A.  Nothing in this Agreement shall require the Company to satisfy the Employee’s obligation to pay (or require the Company to indemnify the Employee with respect to) required taxes on any amounts or benefits provided under this Agreement, including without limitation, any taxes imposed under Section 409A.

(b)           Any payment by the Company that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A.  Each such payment shall be considered to be a separate payment under Section 409A.

(c)           If, on the date of a “separation from service,” the equity interests of the Company are publicly traded and Employee is a “specified employee” within the meaning of Section 409A, any payment that is “nonqualified deferred compensation” subject to Section 409A and would be paid within six months after Employee’s separation from service will instead begin to be paid in the seventh month following Employee’s separation from service to the extent required by Section 409A.

(d)           Any taxable reimbursement shall be paid no later than December 31st of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

(e)           If the period during which Employee has discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are conditioned upon the release and subject to Section 409A no earlier than January 1st of the second of such calendar years, regardless of which taxable year Employee actually delivers the executed release to the Company.

IN WITNESS WHEREOF, Employee has hereunder set his hand, and the Company has caused this Agreement to be executed as of the day and year first above written.

DANIEL BUNTING “EMPLOYEE”

/s/ Daniel Bunting

SMITH ELECTRIC VEHICLES CORP. “COMPANY”

By:	/s/ Bryan Hansel
Bryan L. Hansel, President and Chief Executive Officer

Separation Letter Agreement

EXHIBIT A

DATE,  201

Name

Address

Dear Mr./Ms. Name:

This Letter Agreement is entered into in connection with the termination of your employment with Smith Electric Vehicles Corp. (the “Company”) pursuant to Paragraph 3(a)     of your Employment Agreement, dated as of Date, by and between you and the Company (the “Employment Agreement”).  Capitalized terms used but not defined in this Letter Agreement have the meanings assigned to them in the Employment Agreement.

By executing below, you and the Company hereby agree as follows:

1.             Termination Date. Your employment with the Company will terminate effective Date, 201 .

2.             Termination Benefits. Your termination benefits, if any, shall be payable in accordance with Paragraph 3(b) of the Employment Agreement. The aggregate amount payable to you in accordance with such Paragraph 3(b) is $                  , plus a prorated portion of the Performance Bonus, if any, that you would have received for the fiscal year in which the termination of your employment became effective.  You confirm and acknowledge that the amounts set forth in this paragraph 2 constitute and include all amounts that are due to you from the Company.

3.             Release.  In consideration of the termination benefits specified in Paragraph 3(b) of the Employment Agreement and paragraph 2 above, to which you acknowledge and agree you are not otherwise entitled, you hereby release and forever discharge any and all claims, causes of action, liabilities, debts and demands, of any and every kind, both at law and in equity, known and unknown, fixed or contingent (collectively, “Claims”) that you may have or claim to have against the Company, its present and former stockholders, parent companies, subsidiaries, officers, directors, employees, agents and representatives, and its and their respective predecessors, successors and assigns, based upon or in any way related to your employment with the Company and/or the termination of such employment with the Company, and you hereby covenant not to file a lawsuit or charge to assert such Claims.  You agree that this release includes, but is not limited to, any and all Claims arising under any law, including without limitation, the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Family and Medical Leave Act; any other state and/or local anti-discrimination statute or ordinance; any laws related to claims for alleged breach of an express or implied contract; any and all laws related to tort claims (including, but not limited to, whistleblower rights, wrongful discharge, and alleged retaliation for asserting any statutory rights); any and all other laws which might apply to

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your employment, termination of employment, or relationship with the Company; and any and all laws related to claims for attorneys’ fees.  You further agree that, to the extent that you participate in a proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board and/or any federal, state or local agency, or such a proceeding is conducted on your behalf, you waive any and all rights to recover monetary damages that might otherwise be recovered by you or on your behalf.

The above release does not include any claim that you might file for unemployment compensation, which the parties agree is a claim against the state unemployment fund and is not a claim against the Company in any event. The Company agrees not to contest any claim for unemployment compensation that you might file. Even though the Company agrees not to contest any such claim, the Company cannot guarantee that the state unemployment authorities will find in your favor, as it has the right to deny unemployment claims even if the employer does not contest the claim.

4.              Expiration. In order to receive the termination benefits set forth in paragraph 2 above (other than any termination benefits described in Paragraph 3(b)(i)(A) of the Employment Agreement), you must return a signed counterpart of this Letter Agreement to the Company on or prior to 3:00 p.m., central time, on Date, 201  (such date and time, the “Election Time”), which gives you at least twenty-one (21)/forty-five (45) calendar days after the date you received this original version of this Letter Agreement, to review it (with your attorney if you so choose) and to decide whether or not to sign it.  You may sign and return this Letter Agreement to the Company at any time on or before the Election Time, but the Company must actually be in receipt of it by the Election Time in order for this Letter Agreement to become effective.  You further agree that any changes (if any) which might subsequently be made to the original version of this Letter Agreement by mutual agreement of the parties will not re-start the minimum twenty-one (21) /forty-five (45) day period in which you have been given to consider, sign, and return this Letter Agreement.  In other words, if the parties negotiate any revisions to the original version of this Letter Agreement within such twenty-one (21) /forty-five (45) day period, the deadline for you to sign and return the revised Letter Agreement to the Company is the same deadline set forth at the beginning of this paragraph.

If you have not delivered an executed copy of this Letter Agreement by the Election Time, then you will not be eligible to receive the termination benefits set forth in paragraph 2 above (other than any termination benefits described in Paragraph 3(b)(i)(A) of the Employment Agreement), this Letter Agreement will be null and void, and the termination of your employment with the Company will still be effective.

5.             Right to Revoke and Effective Date.  Once you have signed and returned this Letter Agreement, you have the right to revoke and withdraw your acceptance of it at any time within seven (7) days after the date on which you signed this Letter Agreement.  If you wish to revoke or withdraw your acceptance of this Letter Agreement, you will need to do so in writing.  Your written revocation/withdrawal must be received by the Company by 5:00 p.m., central time, on the seventh (7th) day following the date on which you signed this Letter Agreement.  This Letter Agreement will become effective on the eighth (8th) day after the date on which you signed this

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Letter Agreement, provided you do not revoke or withdraw your acceptance and signature during the seven (7) day revocation period.

6.             Continued Compliance.  You acknowledge and agree that all termination benefits provided to you under the Employment Agreement and this Letter Agreement payments and benefits payable to him under this Agreement (other than any termination benefits described in Paragraph 3(b)(i)(A) of the Employment Agreement) are contingent upon: (i) your continued compliance with the provisions of Paragraphs 4 and 5 of the Employment Agreement and (ii) your agreement to make yourself available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to your employment or actions as an employee, officer or director of the Company, including, without limitation, attendance at any deposition or similar proceeding, provided that the Company pays your actual and reasonable expenses in connection with his fulfillment of your obligations under this clause (ii).  You further acknowledge and agree that the availability of such termination benefits is sufficient consideration for the release set forth in paragraph 3 of this Letter Agreement and termination of such payments and benefits due to your non-compliance shall not affect the release and covenant not to sue set forth in paragraph 3 of this Letter Agreement.

7.             Right to Consult Counsel. You have the right to consult an attorney of your choice before signing this Letter Agreement and have been advised to do so.

8.             Confidentiality. This Letter Agreement and the terms hereof constitute “Confidential Information” for the purposes of, and are subject to the terms of, Paragraph 4 of the Employment Agreement.

9.            Company Property.  By signing this Letter Agreement, you agree and acknowledge that you have returned to the Company all originals and copies of Company documents, work product, and all Company property, including, without limitation, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, computers, laptops, wireless telephone, and keys.

10.          Use of this Letter Agreement as Evidence.  This Letter Agreement may not be used as evidence in any proceeding of any kind, except a proceeding (a) in which one of the parties alleges a breach of the terms of this Letter Agreement, or (b) in which one of the parties elects to use this Letter Agreement as a defense to any claim.

11.          Company Notice Information.  In order for the Company to be deemed to have received your signed copy of this Letter Agreement or any other notice or communication given by you to the Company under this Letter Agreement, such communication must be in writing and must be delivered personally or sent to the Company’s attention at 12200 N.W. Ambassador Drive, Kansas City, Missouri 64163, Attention:                   , facsimile number:                  .  All such communications shall be deemed delivered upon receipt by the Company.

12.          Governing Law and Forum Selection.  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without respect to its principles of conflicts of laws that would refer resolution of any dispute arising under this Letter

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Agreement to the substantive laws of another jurisdiction.  You and the Company hereby agree that the exclusive venue for any legal dispute related to this Letter Agreement shall be in the state and federal courts sitting in Platte County, Missouri and the appellate courts having jurisdiction thereover.

13.          Severability.  If any provision of this Letter Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Letter Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Letter Agreement, including, without limitation, any provision of paragraph 3 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Letter Agreement shall be enforced as so modified.

14.          Acknowledgment and Other Terms. By signing this Letter Agreement, you acknowledge that you have had a reasonable period of time to review the Letter Agreement, that you have carefully read and fully understand all its provisions, that you are signing it voluntarily, and that you are not relying on any promises or oral or written statements or presentation other than those in this Letter Agreement.

15.          Counterparts.  This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

16.          Entire Agreement; Amendments; Waiver.  This Letter Agreement and the Employment Agreement together constitute the complete understanding between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein or in the Employment Agreement.  This Letter Agreement shall not be altered, modified, amended (except as provided in paragraph 13 hereof) or terminated except by a written instrument signed by each of the parties hereto.  No waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be effective or binding on any party unless it is in writing signed by the party charged with giving such waiver.  A waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived, and no waiver by any party hereto of a breach hereunder by the other party on any

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occasion shall constitute a waiver of the same breach on any subsequent occasion.  Except as expressly provided herein, no delay on the part of either party in the exercise of any of its rights or remedies shall operate as a waiver thereof, no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof and all remedies hereunder or by operation of law or equity shall be cumulative and not exclusive.

Very truly yours,

SMITH ELECTRIC VEHICLES CORP.

By:
Name:
Title:

I, Name, HAVE CAREFULLY READ THE ABOVE LETTER AGREEMENT.  I HEREBY AGREE TO ALL OF ITS PROVISIONS AND TERMS, I UNDERSTAND THAT IT CONTAINS A WAIVER OF LEGAL RIGHTS, AND I SIGN BELOW VOLUNTARILY.

Name

Date

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